                                                                   EXHIBIT 10(c)

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------



          Reference is made to the Employment Agreement dated as of March 22, 1995, as thereafter amended on August 27, 1996 (the "Agreement") by and between The Union Corporation (the "Company") and Nicholas P. Gill (the "Employee"). It is hereby agreed that the Agreement is to be further amended effective July 1, 1997 as follows:

          1.   Article FIRST (B) shall be amended as follows:

               Replace "Vice President", which appears in the first sentence, with "Executive Vice President".

          2. Article FIRST (D) of the Agreement is amended to read in its entirety as follows:

               "(D) The Employee shall be entitled to vacation time of four weeks per Fiscal Year, which need not be taken consecutively."

          3. Article SECOND of the Agreement is amended to read in its entirety as follows:

          "SECOND: (A) Unless extended by the written agreement of the parties, the term of this Agreement and the Employee's employment hereunder shall commence effective as of January 1, 1995 ("Commencement Date"), and shall terminate on the earlier to occur of (a) June 30, 2000 or (b) termination in accordance with Paragraphs (B), (C), (D) or (E) of this Article SECOND, in any of which events this Agreement shall terminate on such date and shall be of no further force and effect (except as provided herein), it being acknowledged and agreed that in the event of any termination pursuant to said Paragraphs (B),
(C), (D) or (E) below, the Company shall have no further liability or obligation to the Employee (i) except for the payments required to be made under such Paragraphs; (ii) except for any obligation to indemnify Employee as provided in the Certificate of Incorporation and By-laws of the Company and Article ELEVENTH of the Agreement; (iii) except as provided in the Indemnification Agreement dated August 27, 1990, as amended, between the Company and Employee (the "Indemnification Agreement"); (iv) except for obligations of the Company and rights of Employee under various stock option agreements (the "Stock Option Agreements"); (v) except that if Employee's employment is terminated under Article SECOND B(ii), Employee shall be paid, from the date of termination, his Base Salary for the longer of the balance of the term of this Agreement or twelve months; (vi) except for the obligations of the Company under Article TENTH; (vii) except the Company hereby agrees to pay all reasonable attorneys' fees and
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                                      -2-

other costs incurred by him in enforcing his rights under the Agreement; and
(viii) except pursuant to the Release Agreement dated June 10, 1997. The liabilities and obligations under Article SECOND (A)(b) (i), (ii), (iii), (iv),
(vi), (vii) and (viii) above shall each and collectively be considered the "Continuing Obligations". If termination occurs by reason of the death of Employee, his surviving spouse (or such other person or persons as he may designate in writing to the Company from time to time) shall receive in a lump sum an amount equal to his Base Salary for six months. The foregoing payments to be made by the Company if Employee is terminated by reason of death or disability shall be in addition to those required under Article THIRD (D). In the event of any termination pursuant to Paragraph (E) below, Employee shall be entitled to receive the payments required to be made under this Agreement. Notwithstanding anything stated in this Agreement to the contrary, if the Employee's employment is terminated pursuant to Article SECOND (B)(ii),
(B)(iii), (C), (D) or (E) or if this Agreement shall expire on June 30, 2000, or any extension thereof, the Continuing Obligations shall remain in full force and effect following such termination or expiration.

          (B) The Company shall be entitled to terminate the Employee's services in any of the following circumstances:

          (i) For "Cause" by reason of the occurrence of any of the following:
(a) the chronic failure, refusal or neglect of the Employee fully and faithfully to perform his obligations hereunder, (b) the failure, refusal or neglect of the Employee to use all reasonable efforts in good faith to implement any lawful directions or policy (not inconsistent with this Agreement) of the Board of Directors of the Company or of the CEO of the Company, or (c) unless it can be shown that Employee acted in good faith and reasonably believed he was acting in the best interest of the Company, or any Affiliate, the taking of any actions, or the intentional omission to take any actions, by the Employee which bring public obloquy upon the Company or any Affiliate or (d) the conviction of, or nolo contendere plea by, the Employee in respect of any crime or offense
---- ----------
committed by the Employee and involving the property, operations or activities of the Company or any Affiliate, or moral turpitude.

          (ii) Mental or physical incapacity or inability of the Employee to perform his duties for a consecutive period of 150 days or a non-consecutive period of 180 days during any twelve month period; or

               (iii)  The death of the Employee.
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                                      -3-

          (C) In addition to termination pursuant to Article SECOND (A) and (B), the Company shall at any time also be entitled to terminate the Employee's services for any other reason, provided that in the event of termination pursuant to this Article SECOND (C): (a) the Employee shall be paid in a lump sum payment on the date of such termination his Base Salary for twelve months,
(b) the Employee shall receive a pro-rata bonus, on the date of such termination, based on the amount of the most recent annual bonus paid to Employee (the "Previous Annual Bonus"), if the Employee's employment is terminated under this paragraph or if Employee elects to terminate his employment as a result of an Event (with such bonus to be calculated based on the number of days between the date that the Previous Annual Bonus was approved by the Compensation Committee of the Board of Directors of the Company and the date of such termination) (such amount shall be the "Pro-Rata Bonus"), (c) the Company shall provide the medical, dental and hospitalization insurance to the Employee and his spouse pursuant to Article THIRD (E)(ii), (d) the Employee shall receive the payments required to be made under Article TENTH, and (e) in consideration of the Employee's agreements under Article FOURTH (A), (B) and (C) and provided that Employee has complied with Article FOURTH (A), (B) and (C), the Company shall continue to pay to the Employee his then current Base Salary pursuant to Article THIRD (A) for a period from the date of such termination through twenty-four months from the date of such termination (the "Non-Compete Consideration"). In the event of termination pursuant to this Article SECOND
(C), the Employee shall not be entitled to any payments or damages by reason of such termination other than as set forth in this Article SECOND (C). In the event the Employee is indicted for any crime or offense (other than traffic infractions and similar minor matters), the Company shall have the right to suspend the Employee's services hereunder during the period after indictment and until proceedings against the Employee are terminated. Unless this Agreement is otherwise terminated pursuant to Article SECOND (B), (D) or (E) or expires on June 30, 2000, the Employee shall continue to receive his Base Salary during such suspension period; and upon the end of such suspension, if this Agreement is still in effect, the Employee shall resume performance hereunder. Such suspension shall not extend the term of this Agreement.

          (D) (i) The Employee shall at any time be entitled to terminate his services hereunder by submitting his written resignation to the Company, to be effective 90 days thereafter (unless an Event, as hereinafter defined, has occurred). Notwithstanding anything to the contrary herein contained, upon receipt of such notice, the Company may terminate Employee's employment at any time thereafter, and from and after Employee's termination under this Article SECOND (D), the Company shall have
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                                      -4-

no further liability or obligation to the Employee, except (I) for the Continuing Obligations, (II) to pay the Non-Compete Consideration, and (III) the obligations pursuant to Article THIRD (E); all of such obligations of the Company and rights of Employee shall survive the termination or expiration of this Agreement.

          (ii) All reimbursements and other payments to be made to him, or on his behalf, hereunder shall be payable to him on demand, subject only to receipt of reasonable supporting documentation and shall be on a "grossed-up" basis to also include reimbursement for any and all income and employment taxes arising from the reimbursement or payments provided hereby (excluding only the Non-Compete Consideration).

          (E) If, at any time after the date hereof, any of the following events (an "Event") occurs;

          (i) more than 20% of the Company's then issued and outstanding voting stock shall have been purchased or acquired (or voting rights with respect thereto shall have been acquired) by a person, corporation or group thereof acting in concert, the purpose or result of which would be a change in either "control" of the Company (as generally described in subparagraph (ii) hereof); or

          (ii) a transaction or circumstance occurs or eventuates which reasonably may be construed as effecting or constituting a clear and present probability of effecting a change in "control" of the Company, as "control" is generally or reasonably understood in the business community; then, upon the occurrence of any such Event (from which it is agreed that the Employee would suffer irreparable damage and harm which will be very difficult or impossible to estimate), the Employee may elect, by written notice to the Company, to treat the Event as constructive termination of his employment hereunder and a material breach of this Agreement and whether or not the Employee so elects to actually terminate his employment as an officer and director of the Company and its Affiliates, the Employee shall receive and the Company will pay to the Employee, within three days of such Event, subject to Article SECOND (F), an amount equal to the sum of (1) 299% of the Employee's "base amount", as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and regulations pursuant thereto in effect at the time of termination of the Employee's employment (collectively, the "Code"); and if Employee elects to terminate his employment as a result of an Event, (2) the Pro-Rata Bonus, (3) the Non-Compete Consideration, (4) the amount payable pursuant to Article THIRD
(E)(ii)(2) provided that the Employee
elects such option (otherwise Employer shall continue to provide the insurance coverages required under Article THIRD (E) (ii); and (5) all amounts payable under Article TENTH. In the event of a dispute as to the amount, the matter shall be referred to the independent public accountants and auditors who were the auditors for the Company at the time of the occurrence of the Event (the "Auditors"), and their determination shall be final, binding and conclusive.

          (F) The parties agree that it is their intent to comply with the "safe harbor" provisions of Section 280G of the Code. In order that the amounts payable pursuant to this Agreement do not constitute "excess parachute payments" within the meaning of said Section 280G, the payments and other consideration provided for hereunder shall, to the extent necessary, be reduced accordingly so that no such payment shall constitute an excess parachute payment. Employee shall repay any amounts determined by the Auditors to be necessary to ensure such compliance, which determination shall be final, binding and conclusive for all purposes hereunder. If and to the extent that any payment or other consideration provided for hereunder is determined by the Internal Revenue Service to be an "excess parachute payment" within the meaning of said Section 280G and either a determination is reasonably made by Employee not to challenge such determination or the challenge to such determination is not successful, Employee shall, promptly upon the written request of the Company, repay such amount to the Company as is necessary so that no such payment or other consideration will constitute an "excess parachute payment". If the Employee elects to challenge such determination, the Company shall fully cooperate with Employee and support such challenge and shall pay all costs, expenses and professional fees related to same."


          4. Article THIRD (A) of the Agreement is amended to read in its entirety as follows:

               "THIRD:

          (A) The Employee shall receive, during his employment hereunder in accordance with the terms hereof, as salary commencing on the Commencement Date, computed at the rate of not less than $170,000 per annum ("Base Salary"), payable in such installments as shall accord with normal pay practices of the Company, but not less often than monthly. The Base Salary may be increased but shall not thereafter be decreased. As of July 1, 1997, Employee's Base Salary is $200,000."

          5. Article THIRD (E) of the Agreement is amended to read in its entirety as follows:

          "(E)      (i)  Subject to subparagraph (ii) of this paragraph, during the term of employment, the Company shall continue to include Employee and his family in its group accident, hospitalization, major medical and dental insurance plans, and, subject to paragraph (D) of Article THIRD, include Employee in its group life insurance plan and provide disability insurance on a non-cancelable basis to Employee, if available, and attempt, in addition, to secure reasonable excess medical and hospitalization insurance covering Employee and his spouse as beneficiary all at no cost to Employee.

          (ii) In the event the Employee's employment hereunder is terminated for any reason, including but not limited to an Event, the Employee shall be entitled to elect to either (1) continue coverage for himself and his family under the Company's accident, medical, dental and hospitalization plans which are then currently or thereafter in force (collectively, the "Plan") for a period of two years, and such coverage shall be required to provide coverage at least equal to the coverage (as measured by the type and scope of coverage and the level of benefits) (collectively, the "Level of Coverage") in effect on the date of termination or (2) receive, within three (3) business days following such termination, the discounted present value of the total amount sufficient to pay all premiums payable or to become payable for such medical and hospitalization coverage for a period of two years based on the premiums that would have to be paid for comparable coverage, such discounted present value to be determined using the lowest of the following: (v) the average of the reference rate of the Company's principal long-term lender during the two years prior to the Termination Date, (w) 120% of the "Applicable Federal Rate" as determined pursuant to Section 1274 of the Internal Revenue Code, (x) the 30 year Treasury bond rate at the Termination Date, (y) the rate which would be used in determining the cost of an annuity for an amount equal to the sum of the Entitlements and (z) the interest rate determined under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution of less than $25,000, as such rates are determined under the rules in effect prior to the Retirement Protection Act."

          6.   A new Article TENTH shall be added to the Agreement as follows:

          "TENTH:   (a)  In the event the Company's principal place of business is, or is expected or planned to be, moved to Charleston, South Carolina during the term of the Agreement, and
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                                      -7-

(I) Employee elects to remain employed by the Company and move to South Carolina in connection therewith, or (II) if Employee incurs any costs in contemplation or anticipation of such a move, the Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with or in anticipation of relocating Employee's residence to South Carolina, including but not limited to (i) all expenses of three round trips to the Charleston area for Employee and Employee's wife for house-hunting purposes, (ii) the cost of temporary lodging for Employee's wife and Employee prior to relocation and, if necessary, following Employee's relocation, (iii) if the Employee relocates to South Carolina, the cost of transportation of Employee and Employee's spouse and all furnishings, household goods and autos to Employee's new residence and (iv) the cost of the real estate broker's fees, if any, and other out-of-pocket costs incurred by Employee as a result of leasing a new residence. In addition, the Company shall reimburse Employee for any loss Employee may incur as a result of the sale of Employee's residence in Connecticut. The determination of whether Employee has incurred a loss and the size of the loss, if any, resulting from the sale of Employee's residence will include, but not be limited to, any selling expenses Employee incurs in connection with such sale, including but not limited to attorney's fees and broker's charges.

          (b) In the event that Employee acquires or commits to acquire a residence in the Charleston area, or signs a lease for a residence in South Carolina, and during the term of this Agreement Employee's employment with the Company terminates for any reason whatsoever, the Company will, (i) if Employee and/or Employee's spouse (if Employee is not then living) thereafter relocates from South Carolina to New York, New Jersey or Connecticut within four months following the later of such termination or Employee's notice of resignation, reimburse Employee and/or his spouse for all reasonable expenses incurred by Employee and/or his spouse in connection with such relocation, to the same extent as provided in Article TENTH (a) above, and (ii) reimburse Employee for any loss Employee may incur in connection with the sale of Employee's residence (or any and all costs and expenses which Employee incurs as a result of the termination of any lease for rental property, if applicable, including but not limited to the payment of all rent and utilities for the remaining term of the lease) in South Carolina, with the existence and amount of such loss to be calculated in the same manner as provided in Article TENTH (a) above with respect to the sale of Employee's Connecticut residence. Notwithstanding the foregoing, in the event Employee relocates from South Carolina in connection with obtaining new employment and Employee's new employer agrees to reimburse Employee for some or all of the expenses which the Company would otherwise be required to reimburse Employee under this Article TENTH (b), the Company's obligation under this Article TENTH (b) will be reduced, dollar-for-dollar, by the amount of reimbursement to be received by Employee from Employee's new employer.

          (c) Notwithstanding anything stated in this Agreement to the contrary, if the Employee enters into a lease agreement for a residence in South Carolina, the Company hereby agrees to reimburse the Employee for all rent, utilities, insurance, maintenance, fees, deposits and all other costs and expenses related to such lease that are paid or incurred by Employee (collectively, the "Lease Expenses") prior to his relocation to South Carolina, and further, if the Employee's employment is terminated for any reason whatsoever, including but not limited to Employee's resignation, the Company hereby acknowledges and agrees that the Employee shall be entitled to assign such lease to the Company, and the Company will promptly take all actions necessary to complete and accomplish such assignment (or pay all costs, expenses and fees necessary or required by the lessor to terminate said lease with a full release to Employee), and, in any event, the Company will pay and/or reimburse Employee for all Lease Expenses and indemnify, defend and hold harmless the Employee and his spouse from any and all direct and indirect costs, expenses, liabilities and damages in any way related to or resulting from said lease or the assignment or termination of same.

          (d) All reimbursements to be made to Employee under this Article TENTH shall be payable to Employee on demand and subject only to receipt of reasonable supporting documentation and all such reimbursements and all costs and expenses incurred by Company on behalf of Employee shall be on a "grossed-up" basis to also include reimbursement for any and all income and employment taxes arising from the reimbursement provided or costs incurred hereby."

          5. A new Article ELEVENTH shall be added to the Agreement as follows:

          "ELEVENTH:  Litigation.  All litigation or inquiries by third parties
                      ----------
(for example, but not limited to, those by shareholders - direct or derivative - or government agencies) arising out of or in connection with this Agreement or Employee's performance hereunder, against either the Company, its Affiliates or the Employee or any of them, shall be defended or opposed by the parties hereto, as the case may be, to support this Agreement and the Employee's performance hereunder, and counsel for the parties and the costs, fees and expenses thereof shall be borne by the Company. The Company further undertakes to indemnify Employee for all acts or omissions as an officer or director or employee of the Company or any subsidiary thereof, to the full extent provided or permitted under Delaware law, against all damages, liabilities, expenses and costs (including reasonable counsel fees) in any action, claim or proceeding commenced (a) during (i) the term of this Agreement or (ii) the period Employee is providing consulting services, or (b) at any time after the termination of employment or consulting services or the expiration of this Agreement."

          In all other respects the Agreement, as amended, shall continue in full force and effect.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Agreement as of the day and year first above written.


                                      THE UNION CORPORATION



                                      By: /s/ William B. Hewitt
                                          -----------------------
                                          William B. Hewitt
                                          President and Chief
                                          Executive Officer


ACCEPTED AND AGREED:


/s/ Nicholas P. Gill
-------------------------
Nicholas P. Gill